Exhibit 2.2

AMENDMENT TO
SHARE EXCHANGE AGREEMENT

AMENDMENT TO SHARE EXCHANGE AGREEMENT (this “Amendment”), dated as of June 28, 2010, by and among Birch Branch, Inc., a Colorado corporation (the “Acquiror Company”), Timothy Brasel, Brasel Family Partners LTD, LaMirage Trust, Mathis Family Partners, LTD, Lazzeri Family Trust, Hu Qingying, Ong Hock Seng and SCM Capital LLC (collectively, the “Acquiror Company Principal Shareholders”), Shun Cheng Holdings Limited, Wanjinlin International Investment Group Limited, Jinmao Investment Group Limited, USA Wall Street Capital United Investment Group Limited, Global Chinese Alliance Development Ltd., USA International Finance Consulting Group Ltd., Golden Hill International Investment Group Limited, Fuhai International Investment Group Limited, Renhe International Investment Group Limited, Fuyutai International Investment Group Limited, and Kangchen International Investment Group Limited (collectively, the “Company Shareholders”), and Shun Cheng Holdings HongKong Limited, a Hong Kong company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Acquiror Company, the Acquiror Company Principal Shareholders, the Company Shareholders and the Company are parties to a certain Share Exchange Agreement dated May 14, 2010 (the “Share Exchange Agreement”);

WHEREAS, the parties hereto wish to amend the Share Exchange Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Amendments.

(a) All references in the Share Exchange Agreement to “Cancellation Agreements” shall be replaced with “Cancellation Agreement.”

(b) The definition of “Cancellation” in the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Cancellation” means the cancellation of the shares of Common Stock held by Brasel Family Partners, LaMirage Trust, Lazzeri Family Trust, Mathis Family Partners LTD and Lazzeri Equity Partners 401(k) Plan pursuant to the terms of the Cancellation Agreement, which shall be consummated simultaneously with the Closing of the Share Exchange.

(c) The definition of “Cancellation Agreements” in the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Cancellation Agreement” means that Cancellation Agreement dated as of the Closing Date among the Acquiror Company, the Company and Brasel Family Partners, LaMirage Trust, Lazzeri Family Trust, Mathis Family Partners LTD and Lazzeri Equity Partners 401(k) Plan.

(d) Section 8.8 of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Section 8.8                                Appointment of Officers and Directors.  (a) Wang Xinshun shall have been appointed or elected to serve as the Chairman of the Acquiror Company Board effective upon the Closing Date, (b)Wang Feng, Huang Qi-Fa, David Chen and Li De Xin shall have been appointed or elected to serve as directors of the Acquiror Company Board effective upon expiration of the 10 day period under Rule 14f-1 of the Exchange Act and (c) Wang Feng shall have been elected or appointed Chief Executive Officer of the Acquiror Company and Li De Xin shall have been elected or appointed Chief Operating Officer of the Acquiror Company; each effective upon the Closing Date;”

(e) The amended and restated Schedules attached to this Amendment shall replace the correspondingly numbered Schedules that have previously been delivered.

2.           General Provisions.

(a)           Entire Agreement.  The Share Exchange Agreement and this Amendment supersede all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in the Share Exchange Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  Except as amended hereby, the Share Exchange Agreement shall remain in full force and effect.

(b)           Severability.  If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect.  Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c)           Governing Law.  This Amendment will be governed by the laws of the State of New York without regard to conflicts of laws principles.

(d)           Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of signature pages via facsimile or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of this Amendment.

(e)           Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Share Exchange Agreement.

In Witness Whereof, the parties have executed and delivered this Amendment to the Share Exchange Agreement as of the date first written above.

Birch Branch, Inc.

By:  /s/ Timothy Brasel
Name:  Timothy Brasel
Title:  President, Chief Executive Officer and Chief Financial Officer

ACQUIROR COMPANY PRINCIPAL SHAREHOLDERS:

/s/ Timothy Brasel
Timothy Brasel

Brasel Family Partners LTD

By:  /s/ Timothy Brasel
Name:  Timothy Brasel
Title:  Officer

LaMirage Trust

By:  /s/ Timothy Brasel
Name:  Timothy Brasel
Title:  Officer

Mathis Family Partners, LTD

By:  /s/ Earnest Mathis
Name:  Earnest Mathis
Title:  General Partner

Lazzeri Family Trust

By:  /s/ Robert Lazzeri
Name:  Robert Lazzeri
Title:  Trustee

/s/ Hu Qingying
Hu Qingying

/s/ Ong Hock Seng
Ong Hock Seng

SCM Capital LLC

By:  /s/ Sean Martin
Name:  Sean Martin
Title:   Managing Partner

/s/ Jim Gu
Jim Gu

Shun Cheng Holdings HongKong Limited

By:  /s/ Wang Feng
Name:  Wang Feng
Title:  Director

Company Shareholders:

Shun Cheng Holdings Limited

By:  /s/ Wang Feng
Name:  Wang Feng
Title:  Director

Wanjinlin International Investment Group Limited

By:  /s/ Makarov Sergey
Name:  Makarov Sergey
Title:  Director

Jinmao Investment Group Limited

By:  /s/ Wang Yushu
Name:  Wang Yushu
Title:  Director

USA Wall Street Capital United Investment Group Limited

By:  /s/ Li Weitian
Name:  Li Weitian
Title:  Director

Global Chinese Alliance Development Ltd.

By:  /s/ Li Weitian
Name:  Li Weitian
Title:  Director

USA International Finance Consulting Group Ltd.

By:  /s/ Li Weitian
Name:  Li Weitian
Title:  Director

Golden Hill International Investment Group Limited

By:  /s/ Tang Ching Kai
Name:  Tang Ching Kai
Title:  Director

Fuhai International Investment Group Limited

By:  /s/ Li Yuet Har
Name:  Li Yuet Har
Title:  Director

Renhe International Investment Group Limited

By:  /s/ Tang Pak Chuen
Name:  Tang Pak Chuen
Title:  Director

Fuyutai International Investment Group Limited

By:  /s/ Wong Po Lok
Name:  Wong Po Lok
Title:  Director

Kangchen International Investment Group Limited

By:  /s/ Tang Hing On
Name:  Tang Hing On
Title:  Director